To: Eligible Employees
From: Rob Glaser
Subject: Employee Stock Option Exchange Update

I am happy to announce that at our annual shareholders meeting, our shareholders approved the proposal relating to our stock option exchange program. The proposed voluntary, one-time exchange will allow employees who are holding eligible “underwater” stock options (that is, options with exercise prices that are above the current trading price) to exchange their options for a reduced number of new stock options. Under the program, each new option will have an exercise price equal to the closing trading price of our stock on the new grant date following the exchange program and an extended vesting schedule.

Now that we have formal shareholder approval, we are working on the final details of the stock option exchange program. There is no immediate action needed on your part. In the coming weeks we intend to implement a comprehensive communications program including informal brown bag meetings and access to other written materials so you can learn more about the stock option exchange program.

Here is a high level overview of the anticipated next steps between now and the stock option exchange program launch:

— Education: You will have the opportunity to learn more about the stock option exchange program through presentations and meetings across the organization as well as printed materials found on the RNN website.

— Evaluation: You will have access to a customized website with your specific stock option information to help you determine if the exchange program is right for you.

— Decision: You will have 20 business days from the launch of the program to choose whether or not you want to exchange any or all of your eligible “underwater” options. To be clear, participation in the stock option exchange program is entirely voluntary. We hope that most eligible employees will find the program to be worthwhile, but it’s entirely up to each of you to decide whether you participate, and you won’t have to make that decision until the program is launched.

Additional Information and Where to Find It: The option exchange program described in this email has not yet commenced and the terms of the program, including what options are eligible and exchange ratios, remain subject to change. In addition, RealNetworks may decide later not to implement the option exchange program. If RealNetworks implements the option exchange program, RealNetworks will file a Tender Offer statement on Schedule TO with the SEC upon the commencement of the option exchange program. Persons who may be eligible to participate in the option exchange program should read the Tender Offer statement on Schedule TO, including the offer to exchange and the other related materials, when those materials become available because they will contain important information about the details of the option exchange program. RealNetworks shareholders and option holders will be able to obtain these written materials and other documents filed by RealNetworks with the SEC free of charge from the SEC’s website at www.sec.gov and from RealNetworks upon written request to Investor Relations Department, RealNetworks, Inc., P.O. Box 91123, Seattle, Washington 98111-9223.